Exhibit 10.65

[Execution]

AMENDMENT NO. 7 TO LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 7 TO LOAN AND SECURITY AGREEMENT, dated as of February 26, 2005, entered into by and among Wachovia Bank, National Association, successor by merger to Congress Financial Corporation (Florida), in its capacity as agent acting for and on behalf of the parties to the Loan Agreement (as hereinafter defined) as lenders (in such capacity, “Agent”), the parties to the Loan Agreement as lenders (individually a “Lender” and collectively, “Lenders”), Supreme International, LLC, a Delaware limited liability company formerly known as Supreme International, Inc.(“Supreme”), Jantzen, LLC, a Delaware limited liability company formerly known as Jantzen, Inc. (“Jantzen”), Perry Ellis Menswear, LLC, a Delaware limited liability company formerly known as Perry Ellis Menswear, Inc. (“Perry Ellis Menswear”), Salant Holding LLC, a Delaware limited liability company formerly known as Salant Holding Corporation (“Salant Holding” and together with Supreme, Jantzen and Perry Ellis Menswear, each individually an “Existing Borrower” and collectively, “Existing Borrowers”), Farah Manufacturing (U.K.) Limited, a private limited company incorporated in England and Wales (“Farah UK” or “New Borrower”), Perry Ellis International, Inc., a Florida corporation (“Parent”), PEI Licensing, Inc., a Delaware corporation (“PEI Licensing”), Jantzen Apparel, LLC, a Delaware limited liability company formerly known as Jantzen Apparel Corp. (“Jantzen Apparel”), Supreme Real Estate I, LLC, a Florida limited liability company (“Supreme I”), Supreme Real Estate II, LLC, a Florida limited liability company (“Supreme II”), Supreme Realty, LLC, a Florida limited liability company (“Supreme Realty”), Supreme Munsingwear Canada Inc., a Canada corporation (“Supreme Canada”), Perry Ellis Shared Services Corporation, a Delaware corporation (“PE Shared Services”), Winnsboro DC, LLC, a Delaware limited liability company (“Winnsboro”), Tampa DC, LLC, a Delaware limited liability company (“Tampa DC”), Perry Ellis International Group Holdings Limited, a private company incorporated under the laws of Ireland having its principal place of business in the Bahamas (“Group Holdings” and together with PE Shared Services, Winnsboro and Tampa DC, each a “New Guarantor” and collectively, “New Guarantors”) and Perry Ellis Real Estate, LLC, a Delaware limited liability company formerly known as Perry Ellis Real Estate Corporation (“PE Real Estate” and, together, with Parent, PEI Licensing, Jantzen Apparel, Supreme I, Supreme II, Supreme Realty and Supreme Canada, each individually an “Existing Guarantor” and collectively, “Existing Guarantors”).

WITNESSETH :

WHEREAS, Agent, Lenders, Existing Borrowers and Existing Guarantors have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Existing Borrowers as set forth in the Loan and Security Agreement, dated October 1, 2002, by and among Agent, Lenders, Existing Borrowers and Existing Guarantors, as amended by Amendment No. 1 to Loan and Security Agreement, dated June 19, 2003, Amendment No. 2 to

Loan and Security Agreement, dated September 22, 2003, Amendment No. 3 to Loan and Security Agreement, dated December 1, 2003, Amendment No. 4 to Loan and Security Agreement, dated February 25, 2004, Amendment No. 5 to Loan and Security Agreement, dated July 1, 2004 and Amendment No. 6 to Loan and Security Agreement, dated as of September 30, 2004 (as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated, or replaced, collectively, the “Financing Agreements”);

WHEREAS, Parent and Sellers (as hereinafter defined) have entered into the Asset Purchase Agreement, dated as of December 16, 2004 (the “Tropical Asset Purchase Agreement” as hereinafter further defined), pursuant to which Parent or one or more affiliates designated by Parent have agreed to acquire the Acquired Assets and the Acquired Stock (each as hereinafter defined) in accordance with the terms of the Tropical Asset Purchase Agreement;

WHEREAS, Existing Borrowers, New Borrower, Existing Guarantors and New Guarantors have requested that Agent and Lenders amend the Loan Agreement to provide for Agent and Lenders to make loans and advances and provide other financial accommodations to New Borrower under the terms and conditions of the Loan Agreement and that New Borrower become an additional Borrower under the Loan Agreement, as amended hereby, and in connection therewith have requested that the Loan Agreement be amended in order to (a) add New Borrower as an additional Borrower, subject to the provisions set forth herein and in the Loan Agreement, (b) add each New Guarantor as an additional Guarantor, subject to the provisions set forth herein and in the Loan Agreement, (c) add the grant by New Borrower and each New Guarantor to Agent, for itself and the benefit of Lenders, of a security interest in and lien upon the assets and properties of New Borrower and each New Guarantor, and (d) make certain other amendments to the Loan Agreement; and

WHEREAS, by this Amendment No. 7, Agent, Lenders, Existing Borrowers, Farah UK, Existing Guarantors and New Guarantors desire and intend to evidence such consent and amendments.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

1.1 Additional Definitions. As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

(a) “Acquired Assets” shall mean the assets (excluding the Acquired Stock) used in the Sellers’ business of selling branded apparel products to retailers, which have been acquired by Supreme and certain other Borrowers and Guarantors pursuant to the Tropical Asset Purchase Agreement.

(b) “Acquired Intellectual Property” shall mean the intellectual property of the Sellers, other than the International Trademark Interests of Sellers, which have been acquired by PEI Licensing from the Sellers pursuant to the Tropical Acquisition Agreements.

(c) “Acquired Real Estate” shall mean the distribution center of the Sellers located in Tampa, Florida, which has been acquired by Tampa DC from the Sellers pursuant to the Tropical Acquisition Agreements.

(d) “Acquired Remaining Assets” shall mean the Acquired Assets (other than the Acquired Intellectual Property, the International Trademark Interests of Sellers, the Acquired Real Estate and the Acquired Shared Services Assets), which have been acquired by Supreme from the Sellers pursuant to the Tropical Acquisition Agreements.

(e) “Acquired Shared Services Assets” shall mean those certain assets consisting of furniture, fixtures, office equipment, computers and computer software of the Sellers, which have been acquired by PE Shared Services from the Sellers pursuant to the Tropical Acquisition Agreements.

(f) “Acquired Stock” shall mean all of the issued and outstanding shares of Capital Stock of Farah UK, which have been acquired by Group Holdings pursuant to the Tropical Asset Purchase Agreement.

(g) “Amendment No. 7” shall mean Amendment No. 7 to Loan and Security Agreement, by and among Agent, Lenders, Existing Borrowers, New Borrower, Existing Guarantors and New Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(h) “Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.

(i) “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Middle District of Florida.

(j) “Bankruptcy Sale Order” shall mean the Order and Findings of Fact and Conclusions of Law Authorizing and Approving Motion of the Debtors for an Order Authorizing the Sale of Assets and Assumption and Assignment of Executory Contracts and Leases to Perry Ellis International, Inc. free and clear of all Liens, Claims, Encumbrances and Interests, which was entered by the Bankruptcy Court on February 10, 2005 in the Chapter 11 Cases.

(k) “Chapter 11 Cases” shall mean, collectively, the Chapter 11 Cases of the Sellers pending in the Bankruptcy Court, designated as Case No 8:04-6K-24134.

(l) “Collateral Assignment of Acquisition Agreements” shall mean the Collateral Assignment of Acquisition Agreements, dated of even date herewith, by and between Parent and Agent.

(m) “Consent to Collateral Assignment” shall mean the Consent to Collateral Assignment of Acquisition Agreements, dated of even date herewith, by Sellers in favor of Agent.

(n) “Existing Guarantees” shall mean, collectively the following (as heretofore amended, supplemented or otherwise modified): (i) each of the Guarantees, dated October 1, 2002, by Existing Borrowers and Existing Guarantors in favor of the Agent, (ii) each of the Guarantees, dated as of June 19, 2003, by certain Existing Borrowers and certain Existing Guarantors in favor of Agent and (iii) each of the Guarantees, dated as of June 19, 2003, by Supreme Canada in favor of Agent.

(o) “Farah UK” or “New Borrower” shall mean Farah Manufacturing (U.K.) Limited, a private limited company incorporated in England and Wales, and its successors and assigns.

(p) “Foreign Loan Parties” shall mean, collectively, Farah UK Supreme Canada and Group Holdings.

(q) “New Guarantors” shall mean, collectively, the following (together with their respective successors and assigns): (i) Perry Ellis Shared Services Corporation, a Delaware corporation; (ii) Winnsboro DC, LLC, a Delaware limited liability company; (iii) Tampa DC, LLC, a Delaware limited liability company; and (iv) Perry Ellis International Group Holdings Limited, a private limited company incorporated under the laws of Ireland having its principal place of business in the Bahamas.

(r) “Priority Payables” shall mean, as to Farah UK at any time, (a) the full amount of the liabilities of Farah UK at such time which (i) have a trust imposed to provide for payment or a security interest, pledge, lien or charge ranking senior to or pari passu with security interests, liens or charges securing the Obligations on any of the Eligible Accounts or Eligible Inventory of such Borrower under law in the United Kingdom or (ii) have a right imposed to provide for payment ranking senior to or pari passu with the Obligations under local or national law, including, but not limited to, claims which would be payable in priority to the Obligations pursuant to paragraph 99(3) of Schedule B1 to the Insolvency Act of 1986, and (b) the amount equal to sixty five (65%) percent multiplied by the aggregate Value of the Eligible Inventory of Farah UK which Agent considers is subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, liens or charges securing the Obligations, including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of the United Kingdom.

(s) “Restructuring Supplemental Financing Agreements” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (i) a Pledge and Security Agreement by Parent in favor of Agent with respect to all of the issued and outstanding membership interests in Supreme, Jantzen, Perry Ellis Menswear, PE Real Estate, Tampa DC, Winnsboro and Salant Holding, (ii) a Pledge and Security Agreement by PEI Licensing in favor of Agent with respect to all of the issued and outstanding membership interests in Jantzen Apparel, (iii) a Pledge and Security Agreement by Supreme I and Supreme II in favor of Agent with respect to all of the issued and outstanding membership interests in Supreme Realty, and (iv) a Pledge and Security Agreement by Parent in favor of Agent with respect to all of the issued and outstanding Capital Stock of PE Shared Services.

(t) “Sellers” shall mean, collectively, (a) Tropical Sportswear Int’l Corporation, a Florida corporation, (b) Savane International Corp., a Texas corporation, (c) TSI Brands, Inc., a Delaware corporation, (d) Apparel Network Corp., a Florida corporation, (e) TSIL, Inc., a Delaware corporation, and (f) Farah Offshore Sourcing Company, a Cayman Islands corporation; each sometimes individually referred to as a “Seller”.

(u) “Tropical Acquisition” shall mean, collectively, (i) the acquisition by Supreme and other Borrowers and Guarantors of certain assets of Sellers and (ii) the acquisition by Group Holdings of all of the outstanding Capital Stock of Farah UK, each in accordance with the Tropical Acquisition Agreements.

(v) “Tropical Acquisition Agreements” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) Tropical Asset Purchase Agreement and (b) all agreements, documents or instruments executed or delivered in connection therewith.

(w) “Tropical Asset Purchase Agreement” shall mean the Asset Purchase Agreement, dated as of December 16, 2004, by and among Sellers, Farah UK and Parent.

(x) “Tropical Supplemental Financing Agreements” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, or replaced): (i) the Guarantee by Existing Borrowers, Existing Guarantors and New Guarantors in favor of Agent, for itself and the benefit of Lenders, with respect to the Obligations of Farah UK, (ii) the Share Mortgage by Parent in favor of Agent with respect to all of the issued and outstanding shares of Group Holdings to secure the guarantee by Parent of the Obligations of the Foreign Loan Parties, (iii) the Mortgage Over Shares by Group Holdings in favor of Agent with respect to all of the issued and outstanding shares of Farah UK, (iv) the Share Mortgage by Parent in favor of Agent with respect to sixty-five (65%) percent of the issued and outstanding shares of Group Holdings to secure the guarantee by Parent of the Obligations of US Loan Parties, (v) the Debenture by Farah UK in favor of Agent, (vi) the Debenture by Group Holdings in favor of Agent, (vii) the amendment to the Trademark Collateral Assignment and Security Agreement by PEI Licensing in favor of Agent, (viii) the Patent Collateral Assignment and Security Agreement by PEI Licensing in favor of Agent, (ix) the Deposit Account Control Agreements by and among Agent, Farah UK and the depository bank at which the deposit accounts of Farah UK are maintained (or letters of notice and an acknowledgement thereof in form and substance satisfactory to Agent), (x) the Collateral Assignment of Acquisition Agreements by Parent in favor of Agent, and (xi) all other agreements, documents and instruments executed and/or delivered in connection with this Amendment No. 7 and any of the foregoing.

(y) “US Loan Parties” shall mean, collectively, all Existing Borrowers, New Borrower, Existing Guarantors and New Guarantors, excluding the Foreign Loan Parties.

1.2 Amendments to Definitions.

(a) Each reference to the term “Applicable Margin” in the Loan Agreement or any other Financing Agreement is hereby amended to mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans the applicable percentage (on a per annum basis) set forth below if either (i) the sum of: (A) the Quarterly Average Excess Availability for the immediately preceding fiscal quarter plus (B) the Excess Cash as of the last day of the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage or (ii) the Leverage Ratio as of the last day of the immediately preceding fiscal quarter (which ratio for this purpose shall be calculated based on the four (4) immediately preceding fiscal quarters) is at or within the levels indicated for such percentage:

Tier	Quarterly Average Excess Availability plus Excess Cash	Leverage Ratio	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin
1	$80,000,000 or more	1.75 to 1.00 or less	0%	1.60%
2	Greater than or equal to $65,000,000 and less than $80,000,000	Greater than 1.75 to 1.00 but equal to or less than 2.00 to 1.00	0%	1.80%

3	Greater than or equal to $50,000,000 and less than $65,000,000	Greater than 2.00 to 1.00 but equal to or less than 3.00 to 1.00	.25%	2.00%

4	Greater than or equal to $40,000,000 and less than $50,000,000	Greater than 3.00 to 1.00 but equal to or less than 4.00 to 1.00	.25%	2.25%

5	Less than $40,000,000	Greater than 4.00 to 1.00	.50%	2.50%

provided, that, (A) the Applicable Margin shall be calculated and established once each fiscal quarter (commencing with the fiscal quarter ending on July 31, 2005) and shall remain in effect until adjusted thereafter at the end of the next fiscal quarter and (B) the Applicable Margin shall be the lower percentage set forth above based on (1) the sum of the Quarterly Average Excess Availability and the Excess Cash as provided above or (2) the Leverage Ratio.

(b) Each reference to the term “Borrower” or “Borrowers” in the Loan Agreement or any of the other Financing Agreements is hereby amended to include, in addition and not in limitation, New Borrower.

(c) Each reference to the term “Collateral” in the Loan Agreement is hereby amended to include, in addition and not in limitation, the assets and properties of New Borrower and New Guarantors at any time subject to the security interest or lien of Agent for itself and the benefit of Lenders, including the assets and properties described in Section 11 of this Amendment No. 7.

(d) Each reference to the term “Commitment” in the Loan Agreement or any other Financing Agreement is hereby amended to mean, at any time, as to each Lender, the principal amount set forth on Schedule 1 to the Loan Agreement opposite such Lender’s name or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender became a Lender under the Loan Agreement in accordance with the provisions of Section 13.7 of the Loan Agreement, as the same may be adjusted from time to time in accordance with the terms of the Loan Agreement; sometimes being collectively referred to as the “Commitments”.

(e) Clause (e) of the definition of “Eligible Accounts” in Section 1.28 of the Loan Agreement is amended by deleting the phrase “the United States of America or Canada” from each place it appears and replacing it with “the United States or Canada (in the case of Accounts of each Borrower other than Farah UK) or the United Kingdom (in the case of Accounts of Farah UK)”.

(f) The reference to the amount of “$30,000,000” in the definition of the term “Eligible Factor Receivables” in the Loan Agreement is hereby deleted and replaced with “$50,000,000”.

(g) Clause (n) of the definition of “Eligible Inventory” in Section 1.30 of the Loan Agreement is hereby amended by deleting such clause and replacing it with the following: “(n) Inventory of a Borrower (other than Farah UK) located outside the United States of America or Canada, or Inventory of Farah UK located outside the United Kingdom; and (o) Inventory sold under a licensed trademark or tradename or which contains or uses a medium subject to a licensed trademark, tradename or copyright unless either (i) Agent shall be satisfied that Agent has the right to sell or dispose of such inventory or (ii) Agent shall have received a letter agreement, in form and substance satisfactory to Agent, duly authorized, executed and delivered by the licensor and the applicable Borrower.”

(h) All references to the term “Fee Letter” in the Loan Agreement and any of the other Financing Agreements and each such reference is hereby amended to include, in addition and not in limitation, the letter agreement, dated of even date with Amendment No. 7, by and among Borrowers and Wachovia Bank, National Association, as successor by merger to Congress Financial Corporation (Florida), setting forth certain fees payable by Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(i) Each reference to the term “Financing Agreements” in the Loan Agreement and any of the other Financing Agreements is hereby amended to include, in addition and not in limitation, collectively, this Amendment No. 7, the Tropical Supplemental Financing Agreements and the Restructuring Supplemental Financing Agreements.

(j) Each reference to the term “Guarantor” or “Guarantors” in the Loan Agreement or any of the other Financing Agreements is hereby amended to include, in addition and not in limitation, each New Guarantor.

(k) Each reference to the term “Information Certificate” in the Loan Agreement or any of the other Financing Agreements is hereby amended to mean the Second Amended and Restated Information Certificate with respect to Borrowers and Guarantors (including New Borrower and New Guarantors), which is attached to this Amendment No. 7 as Exhibit A hereto.

(l) Each reference to the term “Interest Rate” in the Loan Agreement or any of the other Financing Agreements is hereby amended to mean:

(a) Subject to clauses (b) and (c) below:

(i) as to Prime Rate Loans, a rate equal to the Prime Rate;

(ii) as to Eurodollar Rate Loans, a rate equal to one and six-tenths of one (1.60%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the relevant Interest Period, whether such rate is higher or lower than any rate previously quoted to a Borrower).

(b) Subject to clause (c) below, effective as of the first (1st) day of the second month of each fiscal quarter (commencing with the fiscal quarter ending on July 31, 2005), the Interest Rate payable by each Borrower shall be increased or decreased, as the case may be, (i) as to Prime Rate Loans, to the rate equal to the Applicable Margin for Prime Rate Loans on a per annum basis in excess of the Prime Rate, and (ii) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin for Eurodollar Rate Loans on a per annum basis in excess of the Adjusted Eurodollar Rate.

(c) Notwithstanding anything to the contrary contained in clauses (a) or (b) above, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans shall be the highest percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Quarterly Average Excess Availability or the Leverage Ratio) plus two (2%) percent per annum, at Agent’s option, (i) for the period (A) from and after the effective date of termination or non-renewal of the Loan Agreement until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letter of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 of the Loan Agreement for contingent Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing and (ii) on Loans to a Borrower at any time outstanding in excess of the Borrowing Base of such Borrower (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).

(m) Each reference to the term “Inventory Loan Limit” in the Loan Agreement or any of the other Financing Agreements is hereby amended to mean $90,000,000.

(n) Each reference to the term “Maximum Credit” in the Loan Agreement or any of the other Financing Agreements is hereby amended to mean $175,000,000.

(o) The definition of “Reserves” in Section 1.104 of the Loan Agreement is hereby amended by deleting the period at the end of clause (vii) of such definition and replacing it with the following: “, (viii) to reflect the amount of the Priority Payables and (ix) to reflect the Agent’s good faith estimate of the amount of any reserve necessary to reflect changes in applicable currency exchange rates of currency exchange markets.”

1.3 Interpretation. For purposes of this Amendment No. 7, unless otherwise defined herein, all capitalized terms used herein which are defined in the Loan Agreement shall have the meanings given to such terms in the Loan Agreement.

2. Consent. Subject to the terms and conditions contained herein, to the extent such consent is or may be required under the Loan Agreement, Agent and Lenders hereby consents to the acquisition by Group Holdings of the Acquired Stock and the acquisition by certain Borrowers and Guarantors of the Acquired Assets, in each case in accordance with the terms of the Tropical Asset Purchase Agreement as in effect of the date hereof. Notwithstanding anything to the contrary contained in this Amendment, the Loan Agreement or any of the other Financing Agreements, in no event shall any Accounts or Inventory of Farah UK be deemed to be Eligible Accounts or Eligible Inventory until Agent shall have conducted a field examination and other due diligence with respect thereto that is satisfactory to Agent (and, at Agent’s option, obtained an appraisal of the Inventory of Farah UK in form and substance satisfactory to Agent) and then only to the extent the criteria for Eligible Accounts and Eligible Inventory are satisfied with respect thereto in accordance with the terms of the Loan Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with the Loan Agreement and subject to such Reserves as Agent may establish in accordance with the Loan Agreement).

3. Assumption of Obligations; Amendments to Guarantees and Financing Agreements.

3.1 New Borrower hereby expressly (a) agrees to perform, comply with and be bound by all terms, conditions and covenants of the Loan Agreement and the other Financing Agreements applicable to Existing Borrowers as applied to New Borrower, with the same force and effect as if New Borrower had originally executed and been an original Borrower signatory to the Loan Agreement and the other Financing Agreements, (b) is deemed to make as to itself and the Existing Borrowers, and is, in all respects, bound by all representations and warranties made by Existing Borrowers to Agent and Lenders set forth in the Loan Agreement or in any of the other Financing Agreements, (c) agrees that Agent, for itself and the benefit of Lenders, shall have all rights, remedies and interests, including security interests in and liens upon the Collateral granted to Agent pursuant to Section 11 hereof, under and pursuant to the Loan Agreement and the other Financing Agreements, with respect to New Borrower and its properties and assets with the same force and effect as Agent, for itself and the benefit of Lenders, has with respect to Existing Borrowers and their respective assets and properties, as if New Borrower had originally executed and had been an original Borrower signatory, as the case may be, to the Loan Agreement and the other Financing Agreements, and (d) assumes and agrees to be liable to Agent and Lenders for all Obligations of the Foreign Loan Parties under, contained in, or arising pursuant to the Loan Agreement or any of the other Financing Agreements to the same extent as if New Borrower had originally executed and had been an original Borrower signatory, as the case may be, to the Loan Agreement and the other Financing Agreements.

3.2 Each Existing Borrower, in its capacity as Guarantor of the payment and performance of the Obligations of the other Existing Borrowers, and each Guarantor (other than Group Holdings) hereby agrees that each of the Existing Guarantees is hereby amended to include each of Winnsboro, Tampa DC and PE Shared Services as an additional guarantor party signatory thereto, and each of Winnsboro, Tampa DC and PE Shared Services hereby agrees that the Existing Guarantees are hereby amended to include each of Winnsboro, Tampa DC and PE Shared Services as an additional guarantor party signatory thereto, and each of Winnsboro, Tampa DC and PE Shared Services hereby expressly (a) assumes and agrees to be directly liable to Agent and Lenders, jointly and severally with Existing Borrowers and Existing Guarantors signatories thereto, for payment and performance of all Obligations (as defined in the Existing Guarantees), (b) agrees to perform, comply with and be bound by all terms, conditions and covenants of the Existing Guarantees with the same force and effect as if each of Winnsboro, Tampa DC and PE Shared Services had originally executed and been an original party signatory to each of the Existing Guarantees as Guarantor, and (c) agrees that Agent and Lenders shall have rights, remedies and interests with respect to each of Winnsboro, Tampa DC and PE Shared Services and their respective property under the Existing Guarantees with the same force and effect as if each of Winnsboro, Tampa DC and PE Shared Services had originally executed and been an original party signatory to each of the Existing Guarantees as Guarantor.

4. Cover Page of Loan Agreement. Without imposing any duties, obligations or liabilities whatsoever on Wachovia Capital Markets, LLC, the cover page to the Loan Agreement is hereby amended by adding the following immediately above the date contained on such cover page:

“WACHOVIA CAPITAL MARKETS, LLC, as Sole Lead Arranger, Manager and Bookrunner”

5. Concentration. Section 1.28(n) of the Loan Agreement is hereby amended by deleting such section in its entirety and substituting the following therefor:

“(n) the aggregate amount of such Accounts owing by a single account debtor (other than Wal-Mart, Kohls, Mervyns, J.C. Penney, Target, Sears Roebuck & Co., or Federated and May on a combined basis) do not constitute more than fifteen (15%) percent of the aggregate amount of all otherwise Eligible Accounts and such Accounts owing by each of Kohls, Wal-Mart, or Federated and May on a combined basis in each case do not constitute more than twenty-five (25%) percent of the aggregate amount of all otherwise Eligible Accounts and such Accounts owing by each of Mervyns, J.C. Penney, Target or Sears Roebuck & Co. do not in each case constitute more than twenty (20%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);”

6. Loans. Section 2.1(b) of the Loan Agreement is hereby amended by:

6.1 deleting “$60,000,000” from clause (iii) of such Section and substituting the amount of “$90,000,000” therefor; and

6.2 deleting the period at the end of such Section and adding the following immediately at the end thereof:

“; and (iv) the aggregate amount of Loans and Letter of Credit Accommodations outstanding at any time to Farah UK shall not exceed the lesser of (A) the Borrowing Base of Farah UK at such time or (B) $5,000,000”.

7. Letter of Credit Accommodations. Section 2.2(e) of the Loan Agreement is hereby amended by deleting the reference therein to “$30,000,000” and substituting the amount of “$60,000,000” therefor.

8. Fees. Section 3.2(a) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(a) Borrowers shall pay to Agent for the ratable benefit of Lenders monthly an unused line fee at a rate equal to the percentage (on a per annum basis) set forth below calculated upon the amount by which $70,000,000 for the period commencing October 1 of each year and ending on March 31 of the immediately following year, or $50,000,000 for the period commencing April 1 of each year and ending on September 30 of such year, exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while the Loan Agreement is in effect and for so long thereafter as any Obligations are outstanding. Such fee shall be payable on the first day of each month in arrears. The percentage used for determining the unused line fee shall be one-quarter of one (.25%) percent; provided, that, effective as of the first (1st) day of the second month of each fiscal quarter (commencing with the fiscal quarter ending on July 31, 2005), the percentage used for determining the unused line fee shall be as set forth below if either (i) the sum of the Quarterly Average Excess Availability for the immediately preceding fiscal quarter plus the Excess Cash as of the last day of the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage or (ii) the Leverage Ratio as of the last day of the immediately preceding fiscal quarter (which ratio for this purpose shall be calculated based on the four (4) immediately preceding fiscal quarters) is at or within the levels indicated for such percentage:

Quarterly Average Excess Availability plus Excess Cash	Leverage Ratio	Unused Line Fee Percentage
$80,000,000 or more	1.75 to 1.00 or less	.25%

Greater than or equal to $65,000,000 and less than $80,000,000	Greater than 1.75 to 1.00 but equal to or less than 2.00 to 1.00	.25%

Greater than or equal to $50,000,000 and less than $65,000,000	Greater than 2.00 to 1.00 but equal to or less than 3.00 to 1.00	.25%

Greater than or equal to $40,000,000 and less than $50,000,000	Greater than 3.00 to 1.00 but equal to or less than 4.00 to 1.00	.375%

Less than $40,000,000	Greater than 4.00 to 1.00	.375%

provided, that, (A) the unused line fee percentage shall be calculated and established once each fiscal quarter (commencing with the fiscal quarter ending on July 31, 2005) and (B) the unused line fee percentage shall be the lower percentage set forth above based on (1) the sum of the Quarterly Average Excess Availability plus the Excess Cash as provided above or (2) the Leverage Ratio.”

9. Collection of Accounts. Section 6.3(a) of the Loan Agreement is hereby amended by deleting such Section in its entirety and substituting the following therefor:

“(a) Borrowers and Guarantors shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Blocked Accounts”), as Agent may specify, with such banks as are acceptable to Agent into which Borrowers and Guarantors shall promptly deposit and direct their respective account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrowers and Guarantors shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement (or in the case of Farah UK, letters of notice and acknowledgment in form and substance satisfactory to Agent) duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time. Agent shall instruct the depository banks at which the Blocked Accounts of the US Loan Parties are maintained to transfer the funds on deposit in such Blocked Accounts to such operating bank account of the US Loan Parties as Borrower Agent may specify in writing to Agent until such time as Agent shall notify the depository bank otherwise. Without limiting any other rights or remedies of Agent or Lenders, Agent may, at its option, instruct the depository banks at which the Blocked Accounts of the US Loan Parties are maintained to transfer all available funds received or deposited into such Blocked Accounts to the Agent Payment Account at any time that either: (i) an Event of Default shall exist or have occurred and be continuing, or (ii) the aggregate Excess Availability of Borrowers is less than $35,000,000. Agent shall send to Borrower Agent a copy of any such written instruction sent by Agent to such depository bank promptly thereafter. In the event that, at any time after Agent has instructed such depository banks to transfer such funds to the Agent Payment Account, each of the conditions set forth in clauses (i) and (ii) above do not exist or have not occurred and are not continuing for a period of thirty (30) consecutive days, upon Borrower Agent’s written request received by Agent within five (5) Business Days after the end of such thirty (30) day period, Agent shall instruct such depository banks to transfer the funds on deposit in such accounts to such operating deposit account of the US Loan Parties as Borrower Agent may specify in writing to Agent until such time as Agent is entitled to notify and shall notify the depository bank otherwise as provided above. Notwithstanding anything contained herein to the contrary, (x) funds on deposit in the Blocked Accounts of Foreign Loan Parties shall be transferred to the Agent Payment Account unless Agent otherwise directs and (y) no payments received by Agent from Farah UK (whether into the Agent Payment Account or otherwise) shall be applied to any Obligations other than Obligations of Farah UK. Borrowers and Guarantors agree that all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Receivables, as proceeds of

Inventory or other Collateral or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.”

10. Collateral Reporting. Section 7.1(a)(iii) of the Loan Agreement is hereby amended by inserting the following immediately before the semicolon at the end of clause (E) of such Section: “and (F) a report of the Priority Payables, and (G) the Leverage Ratio for the most recently ended fiscal quarter, the Quarterly Average Excess Availability for the most recently ended fiscal quarter, the Excess Cash as of the last day of the most recently ended fiscal quarter, and a schedule of the calculations used in determining, as of the end of such fiscal quarter, the foregoing.”

11. Grant of Security Interest by New Borrower and New Guarantors.

11.1 Without limiting the provisions of Section 3 hereof, the Loan Agreement and the other Financing Agreements, (i) to secure payment and performance of all Obligations, each New Guarantor (other than Group Holdings) hereby grants to Agent, for itself and the benefit of Lenders, (ii) to secure payment and performance of all Obligations of New Borrower, New Borrower hereby grants to Agent, for itself and the benefit of Lenders, and (iii) to secure payment and performance of all Obligations of the Foreign Loan Parties, Group Holdings hereby grants to Agent, for itself and the benefit of Lenders, in each case a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Lenders, as security, all personal property and interests in personal property of New Borrower and each New Guarantor, whether now owned or hereafter acquired or existing, and wherever located, including:

(a) all Accounts;

(b) all general intangibles, including, without limitation, all Intellectual Property;

(c) all goods, including, without limitation, Inventory and Equipment;

(d) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(e) all instruments, including, without limitation, all promissory notes;

(f) all documents;

(g) all deposit accounts;

(h) all letters of credit, banker’s acceptances and similar instruments for which New Borrower or a New Guarantor is a beneficiary or otherwise entitled to any payment (contingent or otherwise), and including all letter-of-credit rights;

(i) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(j) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of New Borrower or a New Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of New Borrower or a New Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(k) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(l) to the extent not otherwise described above, all Receivables;

(m) all Records; and

(n) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

11.2 Notwithstanding anything to the contrary contained in this Section 11 above, the types or items of Collateral described in this Section 11 shall not include any rights or interest in any contract, license or license agreement covering personal property of New Borrower or any New Guarantor, if under the terms of such contract, license or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, license or license agreement has not been or is not otherwise obtained; provided, that, the foregoing exclusion shall in no way be construed (a) to apply if any such prohibition is unenforceable under the UCC or other applicable law or (b) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of New Borrower or any New Guarantor in or to monies due or to become due under any such contract, license or license agreement (including any Receivables).

11.3 Notwithstanding anything to the contrary contained in the Loan Agreement, this Amendment or any of the other Financing Agreements, the Collateral consisting of Capital Stock of any Foreign Loan Party which secures the Obligations of US Loan Parties shall not exceed sixty-five (65%) percent of the issued and outstanding Capital Stock of such Foreign Loan Party.

11.4 Notwithstanding anything to the contrary contained in this Amendment, the Loan Agreement or any of the other Financing Agreements:

(a) as of the date hereof, with respect to all Foreign Loan Parties (other than Supreme Canada) (i) no security interest granted by any such Foreign Loan Party under any of the Financing Agreements shall secure any Obligations of the US Loan Parties, (ii) no such Foreign Loan Party (whether as a guarantor or otherwise) shall be liable in respect of any Obligations of the US Loan Parties and (iii) no security interest or guarantee (or purported grant of security interest or guarantee) under the Financing Agreements or other term of the Financing Agreements shall apply to any Obligation to the extent that it would result in the granting of a security interest or guarantee or performance of such term constituting unlawful financial assistance within the meaning of section 151 of the Companies Act of England and Wales or Section 60 of the Irish Companies Act, 1963 as amended; and

(b) from and after the date hereof, Agent, without the consent of the Required Lenders or all Lenders, shall have the right, in its sole discretion, (i) to modify or amend the guaranty executed by Supreme Canada in favor of Agent so that, after giving effect to any such amendment or modification, (A) any security interest granted by Supreme Canada under any of the Financing Agreements shall not secure any Obligations of the US Loan Parties, and (B) Supreme Canada (whether as a guarantor or otherwise) shall not be liable in respect of any Obligations of the US Loan Parties and (ii) to modify or amend the Pledge and Security Agreement, dated as of October 1, 2002, executed and delivered by Parent in favor of Agent, so that, after giving effect thereto, only sixty five (65%) percent of the outstanding Capital Stock of Supreme Canada shall be pledged to Agent as collateral for the Parent’s guarantee of the Obligations of US Loan Parties to Agent and Lenders.

11.5 The grant of a security interest in the Collateral of the Foreign Loan Parties in favor of Agent under the laws of Ireland, England and Wales is further evidenced by other Financing Agreements.

12. Use of Proceeds. Notwithstanding anything to the contrary contained in the Loan Agreement, Borrowers shall use a portion of the proceeds of the Loans for payments of the purchase price required to be paid to Sellers pursuant to and in accordance with the terms of the Tropical Acquisition Agreements as in effect on the date hereof and cost, expenses and fees incurred in connection with the preparation, negotiation, execution and delivery of this Amendment No. 7; provided, that, none of the proceeds of any Loan to Farah UK shall be used to pay any portion of the purchase price for the Acquired Stock.

13. Liens. Section 9.8 of the Loan Agreement is hereby amended by (a) deleting the period at the end of subsection (p) of such Section and replacing it with “; and” and (b) adding at the end of such Section new subsections as follows:

“(q) the security interests in and liens and mortgages upon Real Property of Borrowers and Guarantors or their Subsidiaries to secure the Indebtedness permitted under Section 9.9(r) hereof; and

(r) the security interests and liens on assets of Subsidiaries incorporated or formed outside of the United States of America which are neither Borrowers nor Guarantors to secure Indebtedness in an outstanding amount not to exceed $1,000,000 at any time.”

14. Indebtedness.

(a) Section 9.9(f)(iv) of the Loan Agreement is hereby amended by inserting the following immediately before the comma at the end of such Section: “, and except that Parent may, after prior written notice to Agent, amend the terms thereof to permit Borrowers and Guarantors to consummate certain assets sales and to permit Borrowers and Guarantors to incur certain indebtedness in each case pursuant to an amendment that is in form and substance satisfactory to Agent.”

(b) Section 9.9(j) of the Loan Agreement is hereby amended by (i) deleting “$60,000,000” from clause (ii) of such Section and replacing it with “$110,000,000” and (ii) inserting the following immediately before the comma at the end of clause (iv) of such Section: “and except that, Borrowers may, after prior written notice to Agent, amend a Letter of Credit Facility Agreement with a Letter of Credit Issuer to increase the amount of Indebtedness permitted outstanding thereunder so long as (A) the aggregate outstanding amount of all Indebtedness under the Letter of Credit Facilities shall not exceed $110,000,000 at any time and (B) Agent shall have received an amendment to the Letter of Credit Intercreditor Agreement with such Letter of Credit Issuer, in form and substance satisfactory to Agent, duly authorized, executed and delivered by such Letter of Credit Issuer, Borrowers and Guarantors (it being understood that in no event shall Borrowers or Guarantors obtain under the Letter of Credit Facility any commercial letter of credit which supports the purchase of Inventory unless such letter of credit requires Borrowers and Guarantors to pay the reimbursement obligation under such letters of credit on the day on which a drawing is made under such letter of credit),”.

(c) Section 9.9 of the Loan Agreement is hereby amended by (i) deleting the period at the end of subsection (q) of such Section and replacing it with “; and” and (ii) adding at the end of such Section a new subsection as follows:

“(r) Indebtedness of Borrowers and Guarantors and their Subsidiaries arising after the effective date of Amendment No. 7 pursuant to a mortgage loan in immediately available funds by a financial institution to Borrowers and Guarantors and their Subsidiaries based on the value of Real Property of Borrowers and Guarantors and their Subsidiaries, provided, that, as to such Indebtedness, (i) Agent shall have received not less than thirty (30) days prior written notice of the intention of Borrowers and Guarantors and their Subsidiaries to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such proposed Indebtedness, the person to whom such Indebtedness is proposed to be owed, the proposed interest rate, schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may request, (ii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) promptly following Agent’s request, Agent shall have received a Collateral Access Agreement with respect to the Real Property subject to the mortgage and lien to secure such Indebtedness from the person to whom such Indebtedness is owed, duly authorized, executed and delivered by such person, in form and substance satisfactory to Agent, (iv) such Indebtedness shall be incurred by Borrowers and Guarantors and their Subsidiaries in a bona fide arm’s length transaction, (v) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of any Borrower or Guarantor or Subsidiary, (vi) Borrowers, Guarantors and their Subsidiaries shall cause the person to whom such Indebtedness is owed to remit all of the proceeds of the loan giving rise to such Indebtedness directly to Agent for application to the Obligations or, if such Indebtedness is incurred in connection with the purchase of Real Property permitted under Section 9.10(k) hereof, to pay the purchase price of such Real Property, the cost of improvement of such Real Property or other amounts related to either of the foregoing, (vii) in no event shall Borrowers, Guarantors or their Subsidiaries make, or be required to make, payments in respect of the principal balance of such Indebtedness in any twelve (12) consecutive month period that in the aggregate exceed the amount equal to twenty (20%) percent of the original principal amount of such Indebtedness, (viii) Real Property of Borrowers, Guarantors and their Subsidiaries, the value of which is the basis for such loan, shall be the only collateral for such Indebtedness, (ix) in no event shall the aggregate amount of all such Indebtedness exceed $10,000,000 outstanding at any time, (x) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, and (xi) Borrowers, Guarantors and their Subsidiaries shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.”

15. Loans, Investments, Etc.

(a) Section 9.10(c) of the Loan Agreement is hereby amended by deleting such Section and replacing it with the following:

“(c) the existing equity investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries, except that, on the effective date of Amendment No. 7, Parent may make a capital contribution to Group Holdings in an amount not to exceed

$12,000,000, so long as Group Holdings immediately applies the proceeds of such capital contribution to pay the purchase price for the Acquired Stock and the International Trademark Interests of Sellers purchased from the Sellers; provided, that, (i) such capital contribution shall be funded solely with proceeds of the intercompany loan made by Supreme to Parent in accordance with Section 9.10(g)((iv) hereof and (ii) no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any such Subsidiaries;”

(b) Section 9.10(g) of the Loan Agreement is hereby amended by adding the following clauses immediately after the end of clause (iii) of such Section:

“(iv) no US Loan Party shall make any loans to any Foreign Loan Party (unless otherwise consented to by Agent in writing), except that (A) on the effective date of Amendment No. 7, Supreme may make a loan to Parent so long as Parent immediately applies the proceeds of such loan to make a capital contribution to Group Holdings in an amount not to exceed $12,000,000 and Group Holdings immediately applies the proceeds of such capital contribution to pay the purchase price for the Acquired Stock and the Sellers’ International Trademark Interests, and (B) US Loan Parties may make loans to Farah UK in an aggregate outstanding amount not to exceed $500,000 at any time so long as, as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(v) Farah UK shall not make any loans to any other Borrower or Guarantor;”

(c) Section 9.10 of the Loan Agreement is hereby amended by (i) deleting the period at the end of subsection (j) of such Section and replacing it with “; and” and (ii) adding at the end of such Section a new subsection as follows:

“(k) the purchase by any Borrower or Guarantor or Subsidiary of Real Property located outside the United States, provided, that, each of the following conditions is satisfied as determined by Agent in good faith:

(i) as of the date of such purchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii) as of the date of any payment in connection with such acquisition and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall have been not less than $15,000,000 for each of the immediately preceding ten (10) consecutive days and the aggregate amount of the Excess Availability of Borrowers shall be not less than $15,000,000 after giving effect to any such payment,

(iii) Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed purchase and such information with respect thereto as Agent may reasonably request, including (A) the proposed date and amount of the acquisition, (B) a list and description of the Real Property to be purchased, and (C) the total purchase price for the Real Property to be purchased (and the terms of payment of such purchase price),

(iv) promptly upon Agent’s request, the Borrower or Guarantor or Subsidiary purchasing such Real Property shall deliver or cause to be delivered to Agent, true, correct and complete copies of all agreements, documents and instruments relating to such purchase,

(v) the Real Property purchased by any Borrower or Guarantor or Subsidiary shall be free and clear of any security interest, mortgage, pledge, lien, charge or other encumbrance (other than those permitted in this Agreement) and Agent shall have received evidence satisfactory to it of the same,

(vi) the purchase by any Borrower or Guarantor or Subsidiary of such Real Property shall not violate any law or regulation or any order or decree of any court or Governmental Authority in any material respect and shall not and will not conflict with or result in the breach of, or constitute a default in any respect under, any material agreement, document or instrument to which such Borrower, or Guarantor or Subsidiary or any Affiliate is a party or may be bound, or result in the creation or imposition of, or the obligation to grant, any lien, charge or encumbrance upon any of the property of such Borrower, or Guarantor or Subsidiary or any Affiliate (other than those permitted in this Agreement) or violate any provision of the certificate of incorporation, by-laws, certificate of formation, operating agreement or other organizational documentation of such Borrower or Guarantor or Subsidiary,

(vii) such purchase shall be in a bona fide arms’ length transaction with a person that is not an Affiliate of any Borrower or Guarantor,

(viii) no Borrower or Guarantor shall become obligated with respect to any Indebtedness, nor any of its property become subject to any security interest or lien, pursuant to such purchase unless such Borrower or Guarantor could incur such Indebtedness or create such security interest or lien hereunder or under the other Financing Agreements, and

(ix) promptly upon Agent’s request, Agent shall have received, in form and substance satisfactory to Agent, (A) all Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral, and (B) such other agreements, documents and instruments as Agent may request in connection therewith.”

16. Minimum EBITDA. Section 9.17 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“9.17 Minimum EBITDA. At any time that the aggregate amount of the Excess Availability is less than $35,000,000, (a) the EBITDA of Parent and its Subsidiaries (on a consolidated basis) for the preceding twelve (12) consecutive months (treated as a single accounting period) as of the end of the most recent fiscal month for which Agent or any Lender has received financial statements of Borrowers or Guarantors, shall be not less than $50,000,000 (after giving effect to the EBITDA of Farah UK and its Subsidiaries on a pro forma basis in a manner satisfactory to Agent) and (b) the EBITDA of Parent and its Subsidiaries (on a consolidated basis) as of the end of the most recent two (2) fiscal months, on a combined basis, for which Agent or any Lender has received financial statements of Borrowers or Guarantors shall be positive.”

17. Expenses. Section 9.19(f) of the Loan Agreement is hereby amended by deleting the reference therein to “$750” and substituting the amount of “$850” therefor.

18. Collateral Matters. Section 12.11 of the Loan Agreement is hereby amended by inserting the following new clauses immediately at the end of such Section:

“(e) If, after the date hereof, Borrowers and Guarantors incur Indebtedness from a Person other than a Lender in accordance with the terms of this Agreement and Borrowers and Guarantors are required to grant a first priority perfected security interest in certain Intellectual Property to secure such Indebtedness, then Agent shall agree to subordinate its security interest in such Intellectual Property pursuant to an intercreditor agreement between Agent and the holder of such Indebtedness;

provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing and (ii) the terms of such intercreditor agreement shall be reasonably satisfactory to Agent.

(f) Each Lender authorizes Agent to enter into, execute, deliver and carry out the terms of the intercreditor agreement described in Section 12.11(e) hereof.”

19. Schedules to Loan Agreement. The Loan Agreement is hereby amended by adding a new Schedule 1 thereto in the form of Exhibit B to this Amendment No. 7.

20. Representations, Warranties and Covenants. Borrowers and Guarantors (including New Borrower and New Guarantors) jointly and severally, represent, warrant and covenant with and to Agent and Lenders as follows, which representations, warranties and covenants shall survive the execution and delivery hereof:

20.1 This Amendment No. 7, the Tropical Supplemental Financing Agreements and the Restructuring Supplemental Financing Agreements have been duly authorized, executed and delivered by all necessary action on the part of each Borrower and Guarantor which is a party hereto and thereto and, if necessary, their respective stockholders, and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of Borrowers and Guarantors contained herein and therein constitute legal, valid and binding obligations of Borrowers and Guarantors enforceable against them in accordance with their terms except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

20.2 No action of, or filing with, or consent of any Governmental Authority (other than the filing of UCC financing statements, the filing of the Share Mortgage granted by Group Holdings in favor of Agent and the Debenture granted by Farah UK in favor of the Agent with the Companies House in England and the filing of particulars of each of the Share Mortgages granted by Parent in favor of Agent and the Debenture executed by Group Holdings in favor of the Agent with the Companies Registration Office in Ireland), and no approval or consent of any other party, is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Amendment No. 7, the Tropical Supplemental Financing Agreements and the Restructuring Supplemental Financing Agreements (other than the consent and/or acknowledgement of the relevant depository bank in relation to the Deposit Account Control Agreements (or notices and acknowledgements, as the case may be) with the banks at which the deposit accounts of Farah UK are maintained).

20.3 None of the transactions contemplated by this Amendment No. 7, the Tropical Supplemental Financing Agreements or the Restructuring Supplemental Financing Agreements are in contravention of any applicable law, or the terms of any agreement to which any Borrower or Guarantor is a party or by which any property of any Borrower or Guarantor is bound.

20.4 Agent will have on or prior to the date thirty (30) days from the date hereof, a valid and perfected first priority security interest in the assets of New Borrower and New Guarantors, subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 of the Loan Agreement.

20.5 After giving effect to the amendments provided for herein, including the new Information Certificate included with this Amendment No. 7, all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is made as of an earlier specified date, in which case such representation or warranty shall have been true and correct as of such date.

20.6 After giving effect to the amendments provided for herein and the Tropical Acquisition and other transactions contemplated hereby and in the Tropical Acquisition Agreements, each Borrower (including New Borrower) is not insolvent (as such term is defined in the US Bankruptcy Code and any applicable state law) or will not become insolvent, and does not have unreasonably small capital after the consummation of the transactions contemplated hereby and thereby to continue to engage in its business and has not incurred liabilities as a result of the transactions contemplated hereby and thereby that are beyond its ability to pay as such liabilities mature.

20.7 The Tropical Acquisition Agreements and the transactions contemplated thereby have been duly executed, delivered and performed in accordance with their terms, including the fulfillment (not the waiver, except as disclosed and consented to by Agent) of all conditions precedent set forth therein. Pursuant to the Tropical Acquisition Agreements and the transactions contemplated thereby, Group Holdings has acquired and has good and marketable title to the Acquired Stock and the International Trademark Interests of Sellers, PEI Licensing has acquired and has good and marketable title to the Acquired Intellectual Property, Tampa DC has acquired and has good and marketable title to the Acquired Real Estate, PE Shared Services has acquired and has good and marketable title to the Acquired Shared Services Assets, and Supreme has acquired and has good and marketable title to the Acquired Remaining Assets, in each case free and clear of all claims, liens, pledges and encumbrances of any kind, except as permitted under Section 9.8 of the Loan Agreement. The Acquired Assets consist solely of the Acquired Intellectual Property, the Acquired Real Estate, the Acquired Shared Services Assets, the International Trademark Interests of Sellers and the Acquired Remaining Assets. The total amount of the purchase price and other consideration required to be paid by Borrowers and Guarantors for the Acquired Stock and the Acquired Assets does not exceed $88,500,000.

20.8 All actions and proceedings required by the Tropical Acquisition Agreements, the Bankruptcy Sale Order, applicable law or regulation (including, but not limited to, compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended and all applicable securities laws) have been taken and the transactions contemplated thereby have been duly and validly taken and consummated.

20.9 Agent has, on or before the date hereof, received from Borrowers, true, complete and correct copies of the Bankruptcy Sale Order, the Tropical Acquisition Agreements, and all notices, instruments, documents and agreements related thereto, including all exhibits and schedules thereto.

20.10 Borrowers and Guarantors shall take such steps and execute and deliver, and cause to be executed and delivered, to Agent, such additional UCC financing statements and termination statements, and other and further agreements, documents and instruments as Agent may require in order to more fully evidence, perfect and protect Agent’s first priority security interest in the Collateral (including the Collateral of New Borrower and New Guarantors).

20.11 As of the date hereof, no Default or Event of Default exists or has occurred and is continuing.

20.12 As of date hereof, the aggregate commitments of the Letter of Credit Issuers under the Letter of Credit Facility Agreements is $60,000,000 and the maturity date of the obligations of Borrowers under the Letter of Credit Facility Agreements is not earlier than May 31, 2005.

20.13 No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Tropical Acquisition Agreements or the Bankruptcy Sale Order and no governmental or other action or proceeding has been commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Tropical Acquisition Agreements or the Bankruptcy Sale Order.

20.14 The Bankruptcy Sale Order has been duly entered and all conditions contained therein have been fully complied with and satisfied, is valid, subsisting and continuing, has not been revoked, remanded, vacated, appealed, modified, reversed on appeal or revoked, remanded, vacated, reversed or modified by any Bankruptcy or District Court Judge, is final and non-appealable and is not subject to any pending appeal and includes a finding that Borrowers and Guarantors have undertaken the transactions contemplated by the Tropical Acquisition Agreements in good faith, as that term is used in Section 363(m) of the Bankruptcy Code, and as such, is entitled to all of the protections afforded thereby.

20.15 Prior to the consummation of the sale of the Acquired Assets by Seller, each Person who was revealed as holding a lien on or security in any of the Acquired Assets in the lien searches provided by Borrowers and Guarantors to Agent before the sale of the Acquired Assets, received written notice of the intention of Sellers to sell the Acquired Assets.

21. Conditions Precedent. The effectiveness of the consent and amendments contained herein shall only be effective upon the satisfaction (or waiver by Agent) of each of the following conditions precedent in a manner satisfactory to Agent:

21.1 Agent shall have received executed counterparts of this Amendment No. 7 (including all schedules and exhibits hereto), the Restructuring Supplemental Financing Agreements and the Tropical Supplemental Financing Agreements, duly authorized, executed and delivered by the respective party or parties hereto;

21.2 [Intentionally Omitted];

21.3 each of the Tropical Acquisition Agreements and the transactions contemplated thereby shall have been or shall be duly authorized, executed and delivered by the respective parties thereto prior to or contemporaneously with the effectiveness thereof;

21.4 Agent shall have received, in form and substance satisfactory to Agent, true, correct and complete copies of the Bankruptcy Sale Order and the Tropical Acquisition Agreements, duly executed, authorized and delivered by each of the parties thereto;

21.5 all conditions precedent to the obligations of the parties to the Tropical Acquisition Agreements shall have been fulfilled (and not merely waived, except if approved in writing by Agent), at or before the consummation of the Tropical Acquisition;

21.6 all actions and proceedings required by the Tropical Acquisition Agreements, the Bankruptcy Sale Order, applicable law or regulation and the transactions contemplated thereby shall have been duly and validly taken in accordance with the terms thereof, and all required consents thereto under any agreement, document or instrument to which Borrowers, Guarantors or any of their affiliates is a party or by which any of its or their properties are bound, and all applicable consents or approvals of each Governmental Authority, shall have been obtained and be in full force and effect;

21.7 no court of competent jurisdiction shall have issued any injunction, restraining order or other order which prohibits the consummation of the transactions described in the Bankruptcy Sale Order, Tropical Acquisition Agreements or the Financing Agreements or modifies such transactions, and no governmental or other action or proceeding shall have been commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Bankruptcy Sale Order, the Tropical Acquisition Agreements or the Financing Agreements;

21.8 Agent shall have received UCC, Federal and State tax lien and judgment searches with respect to New Borrower (where applicable), New Guarantors (where applicable) and Sellers in all relevant jurisdictions, as determined by Agent;

21.9 Agent shall have received evidence of insurance and loss payee endorsements (as applicable) required under the Loan Agreement and under the other Financing Agreements with respect to New Borrower, New Guarantors and the Acquired Assets, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

21.10 the aggregate amount of the Closing Excess Availability of Borrowers as determined by Agent, as of the date hereof, shall be not less than $40,000,000 after giving effect to the closing of the Tropical Acquisition and the Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the Tropical Acquisition and the other transactions contemplated hereunder and the amount of any fees and expenses payable in connection therewith (for purposes of this Section 21.10, “Closing Excess Availability” shall mean, as to Borrowers, the amount, as determined by Agent, calculated at any date, equal to: (a) the Borrowing Base (without regard to the Loan Limit limitation as set forth in Section 1.10(a)(ii) of the definition of Borrowing Base) of all Borrowers (after giving effect to any

Reserves other than any Reserves in respect of Letter of Credit Accommodations), minus (b) the sum of (i) the amount of all then outstanding and unpaid Obligations of Borrowers plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are outstanding more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by Borrowers in good faith);

21.11 Agent shall have received, in form and substance satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination by the existing lenders to Sellers and Farah UK of any interest in and to any assets of Farah UK or Acquired Assets, duly authorized, executed and delivered by it or each of them, including, but not limited to, UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party with respect to the Acquired Assets;

21.12 no material adverse change shall have occurred in the assets, business or prospects of Borrowers and Guarantors since the date of Agent’s latest field examination (not including for this purpose the field review referred to in Section 20.13 below) and no change or event shall have occurred which would impair the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce the Obligations or realize upon the Collateral;

21.13 Agent shall have completed a field review of the Records and such other information with respect to the Acquired Assets as Agent may require to determine the amount of Loans available to Borrowers (other than New Borrower) (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing and test counts of the Inventory in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent, not more than three (3) Business Days prior to the date hereof;

21.14 Agent shall have received evidence, in form and substance satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral (other than the Senior Note Priority Collateral, the Factor Priority Collateral and the Letter of Credit Issuer Priority Collateral);

21.15 Agent shall have received (a) Borrowers’ projected financial statements for the period from the date hereof through January 31, 2006 which shall be prepared on a monthly basis, together with a certificate, dated the date hereof, of the chief financial officer or chief executive officer of Parent stating that such projected financial statements were prepared by such officer of Parent in good faith and are based on assumptions that are believed by such officer in good faith to be reasonable in light of all facts and circumstances known to Parent at such time, all of which shall be reasonably satisfactory to Agent and (b) a turnaround plan with respect to the Acquired Assets and operations of Farah UK, which shall be in form and substances satisfactory to Agent;

21.16 Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral (including the Collateral of New Borrower and New Guarantors) or to effectuate the provisions of this Amendment No.7 and the other Financing Agreements;

21.17 Agent shall have received, in form and substance satisfactory to Agent, the Information Certificate duly authorized, executed and delivered by Borrowers and Guarantors;

21.18 Agent shall have received, in form and substance satisfactory to Agent, (i) the Collateral Assignment of Acquisition Agreements, duly authorized, executed and delivered by Parent and (ii) the Consent to the Collateral Assignment, duly authorized, executed and delivered by Sellers;

21.19 Agent shall have received a written report of a current appraisal of the Inventory of Borrowers and Guarantors by an appraiser acceptable to Agent, on which Agent and Lenders shall be expressly permitted to rely, in form, scope and methodology satisfactory to Agent, setting forth the net orderly liquidation value (and on such other basis as Agent may request of each type of category of Inventory and expressing such value as a percentage of the cost of such Inventory);

21.20 Agent and Lenders shall be satisfied that, immediately after giving effect to the transactions contemplated to occur under this Amendment No. 7 on the date hereof, Parent and each Borrower is Solvent.

21.21 New Borrower and New Guarantors shall have authorized Agent to prepare and file such Uniform Commercial Code financing statements and other documents and instruments which Agent has determined are necessary to perfect or continue perfecting the security interests of Agent in all of the assets now or hereafter owned by New Borrower or New Guarantors;

21.22 Agent shall have received originals of the shares of the stock certificates representing one hundred percent (100%) of the issued and outstanding shares of the Capital Stock of PE Shared Services, together with a related stock power executed in blank;

21.23 Agent shall have received, in form and substance satisfactory to Agent, either (a) Deposit Account Control Agreements by and among Agent, New Borrower and each bank where such New Borrower has a collection account, in each case, duly authorized, executed and delivered by such bank and New Borrower, or (b) letters of notice and acknowledgement, duly authorized, executed and delivered by New Borrower and each bank where New Borrower has a collection account;

21.24 Agent shall have received a copy of the Certificate of Incorporation (or comparable document), and all amendments thereto, for each New Guarantor certified by the Secretary of State (or the equivalent governmental authority) of its jurisdiction of incorporation as of a recent date certifying that each of the foregoing documents remains in full force and effect and has not been modified or amended, except as described therein;

21.25 Agent shall have received, in form and substance satisfactory to Agent, (a) the Officer’s Certificate of Directors’ Resolutions, Corporate By-Laws, Incumbency and Shareholder’s Consent of each US Loan Party that is a corporation (except as to Parent, without the Shareholder’s Consent) and (b) the Officer’s Certificate of Members’ and Managers’ Resolutions, Operating Agreement, Incumbency and Members’ Consent of each US Loan Party that is a limited liability company, in each case evidencing the adoption and subsistence of resolutions approving the execution, delivery and performance by each US Loan Party of this Amendment No. 7, the Tropical Supplemental Financing Agreements and the Restructuring Supplemental Financing Agreements to which it is a party;

21.26 Agent shall have received original good standing certificates (or its equivalent) from the Secretary of State (or comparable official) from each jurisdiction where each New Guarantor (other than Group Holdings) conducts business;

21.27 Agent shall have received, in form and substance satisfactory to Agent, a legal opinion of counsel to Borrowers (except Farah UK, as to which the legal opinion shall be provided to the Agent by Denton Wilde Sapte) and Guarantors (except Group Holdings, as to which the legal opinion shall be provided to the Agent by McCann FitzGerald) with respect to the matters contemplated by this Amendment No. 7, the Tropical Supplemental Financing Agreements, the Tropical Acquisition Agreements and Restructuring Supplemental Financing Agreements, and including opinions of counsel qualified in such jurisdictions as Agent may specify;

21.28 No Default or Event of Default shall exist or have occurred and be continuing;

21.29 No court of competent jurisdiction shall have issued any injunction, restraining order or other order with respect to the Bankruptcy Sale Order which otherwise prohibits the consummation of the transactions described in the Bankruptcy Sale Order, the Tropical Acquisition Agreements or the Financing Agreements or modifies such transactions, and no governmental or other action or proceeding shall have been commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Bankruptcy Sale Order, the Tropical Acquisition Agreements or the Financing Agreements; and

21.30 Agent shall have received a certified copy of the Bankruptcy Sale Order, in form and substance satisfactory to Agent, as duly entered by the Bankruptcy Court in the Chapter 11 Cases and the time within which any Person may contest or appeal from the Bankruptcy Sale Order shall have expired (or the Bankruptcy Court shall have entered an order that the stay described in Bankruptcy Rule 6004(g) does not apply to the Bankruptcy Sale Order), without such contest or appeal having been taken and the Bankruptcy Sale Order shall, inter alia, (i) contain a finding that Parent has undertaken the transactions contemplated by the Tropical Acquisition Agreements in good faith, as that term is used in Section 363(m) of the Bankruptcy Code, and as such, is entitled to all of the protections afforded thereby and (ii) authorize Sellers to sell the Acquired Assets, free and clear of any security interests, liens, claims or encumbrances and to execute, deliver and perform the terms and provisions of all of the Tropical Acquisition Agreements; and

21.31 Agent shall have received, in form and substances satisfactory to Agent, the Fee Letter by Borrowers in favor of Wachovia Bank, National Association;

21.32 Agent shall have received, in form and substance satisfactory to Agent, a certified copy of the memorandum and articles of association, certificate of incorporation and certificate of incorporation on change of name (if any) or other constitutional documents of each Foreign Loan Party, together with a certified copy of the register of members of such Foreign Loan Party;

21.33 Agent shall have received, in form and substances satisfactory to Agent, a certified copy of the resolutions of the board of directors of each Foreign Loan Party approving such Foreign Loan Party’s entry into the Financing Agreements to which it is a party together with any other authorization necessary or desirable for the entry into and performance of the Financing Agreements to which such Foreign Loan Party is a party or which create guarantees or security for the Obligations of such Foreign Loan Party;

21.34 Agent shall have received, in form and substance satisfactory to Agent, a director’s certificate executed by a director of each Foreign Loan Party (a) certifying that all corporation action required to enable such Foreign Loan Party to enter into, execute and perform its obligations under the Financing Agreements to which it is a party and to authorize the transactions contemplated therein has been taken, (b) setting out the specimen signatures of those persons authorized to execute those Financing Agreements to which such Foreign Loan Party is a party on behalf of such Foreign Loan Party, and (c) certifying that the performance by such Foreign Loan Party of its rights and obligations under the Financing Agreements would not contravene any agreement to which it is a party or by which it is bound;

21.35 Agent shall have received a certified copy of each notice required to be dispatched pursuant to any Debenture included in the Tropical Supplemental Financing Agreements and acknowledgements from all recipients of such notices as required by such Debenture or agreement by the relevant recipient of the form of acknowledgement to be given by it;

21.36 Agent shall have received a copy of the mandate for each Blocked Account in the United Kingdom duly completed (so far as possible) by New Borrower and evidence satisfactory to Agent that such Blocked Accounts have been opened;

21.37 Agent shall have received satisfactory results to all final company and winding up searches in relation to each Foreign Loan Party; and

21.38 Agent shall have received stock certificates representing one hundred percent (100%) of the issued and outstanding shares of Capital Stock of Farah UK, sixty-five (65%) percent of the issued and outstanding shares of Capital Stock of Group Holdings and thirty-five percent (35%) of the issued and outstanding shares of Capital Stock of Group Holdings, in each case together with a related stock power executed in blank.

22. Effect of this Amendment. This Amendment No.7 and the instruments and agreements delivered pursuant hereto constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior oral or written communications, memoranda, proposals, negotiations, discussions, term sheets and commitments with respect to the subject matter hereof and thereof. Except as expressly amended pursuant hereto and except for the consent expressly granted herein, no other changes or modifications or waivers to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent that any provision of the Loan Agreement or any of the other Financing Agreements are inconsistent with the provisions of this Amendment No. 7, the provisions of this Amendment No.7 shall control.

23. Further Assurances. Each Borrower and Guarantor shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent or Lenders to effectuate the provisions and purposes of this Amendment No.7.

24. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of Florida (but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Florida).

25. Binding Effect. This Amendment No.7 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

26. Counterparts. This Amendment No.7 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No.7, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment No.7 by telecopier shall have the same force and effect as delivery of an original executed counterpart of this Amendment No.7. Any party delivering an executed counterpart of this Amendment No.7 by telecopier also shall deliver an original executed counterpart of this Amendment No.7, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No.7 as to such party or any other party.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 7 to be duly executed and delivered by their authorized officers as of the day and year first above written.

SUPREME INTERNATIONAL, LLC,
formerly known as Supreme International, Inc.

By:	Perry Ellis International, Inc.,
its Managing Member

By:	/s/ Rosemary B. Trudeau
Title:	VP – Finance

JANTZEN, LLC,
formerly known as Jantzen, Inc.

By:	Perry Ellis International, Inc.,
its Managing Member

By:	/s/ Rosemary B. Trudeau
Title:	VP – Finance

PERRY ELLIS MENSWEAR, LLC,
formerly known as Perry Ellis Menswear, Inc.

By:	Perry Ellis International, Inc.,
its Managing Member

By:	/s/ Rosemary B. Trudeau
Title:	VP – Finance

SALANT HOLDING LLC,
formerly known as Salant Holding Corporation

By:	Perry Ellis International, Inc.,
its Managing Member

By:	/s/ Rosemary B. Trudeau
Title:	VP – Finance

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

FARAH MANUFACTURING (U.K.) LIMITED

By:	/s/ Rosemary B. Trudeau
Title:	Director

PERRY ELLIS INTERNATIONAL GROUP HOLDINGS LIMITED

By:	/s/ Rosemary B. Trudeau
Title:	Director / Secretary

PEI LICENSING, INC.

By:	/s/ Rosemary B. Trudeau
Title:	Treasurer

SUPREME MUNSINGWEAR CANADA, INC.

By:	/s/ Rosemary B. Trudeau
Title:	Treasurer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

JANTZEN APPAREL, LLC,
formerly known as Jantzen Apparel Corp.

By:	PEI Licensing, Inc.,
its Managing Member

By:	/s/ Rosemary B. Trudeau
Title:	Treasurer

SUPREME REAL ESTATE I, LLC

By:	/s/ Rosemary B. Trudeau
Title:	Manager

SUPREME REAL ESTATE II, LLC

By:	/s/ Rosemary B. Trudeau
Title:	Manager

SUPREME REALTY, LLC

By:	/s/ Rosemary B. Trudeau
Title:	Manager

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

PERRY ELLIS SHARED SERVICES
CORPORATION

By:	/s/ Rosemary B. Trudeau
Title:	Treasurer

WINNSBORO DC, LLC

By:	Perry Ellis International, Inc.,
its Managing Member

By:	/s/ Rosemary B. Trudeau
Title:	VP Finance

TAMPA DC, LLC

By:	Perry Ellis International, Inc.,
its Managing Member

By:	/s/ Rosemary B. Trudeau
Title:	VP - Finance

PERRY ELLIS REAL ESTATE, LLC,
formerly known as Perry Ellis Real Estate Corporation

By:	Perry Ellis International, Inc.,
its Managing Member

By:	/s/ Rosemary B. Trudeau
Title:	VP - Finance

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

AGREED:

WACHOVIA BANK, NATIONAL ASSOCIATION,

successor by merger to Congress Financial Corporation,

as Agent and a Lender

By:	/s/ L Forte
Title:	EVP

THE CIT GROUP/COMMERCIAL SERVICES, INC.

By:	/s/ William Shulman
Title:	Vice President

THE ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ David Keinan
Title:	EVP & COO

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PRECEDING PAGE]

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Bruce Wicks
Title:	Firs Vice President

HSBC BUSINESS CREDIT (USA) INC.

By:	/s/ M Tandeen
Title:	Vice President